UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 7, 2022
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	001-07626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)

(414) 271-6755
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.10 per share	SXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 7, 2022, Sensient Technologies Corporation (the “Company”) entered into a new Loan Agreement (the “Loan Agreement”) among the Company, PNC Bank, National Association, as administrative agent, and the other lenders party thereto. The Loan Agreement provides for an unsecured term loan facility of €75,000,000 that matures on November 7, 2024. Also on November 7, 2022, the Company borrowed all €75,000,000 under the Loan Agreement and applied (or will apply) the proceeds of such borrowings to repay (i) the Company’s €66,856,837.23 1.848% Senior Notes, Series F, maturing on November 6, 2022, and (ii) a portion of outstanding borrowings under the Company’s $350 million revolving credit facility.

Under the terms of the Loan Agreement, borrowings shall bear interest on the unpaid principal amount from the date on which advances are first made until the maturity date at the Eurocurrency Rate (defined as reserve-adjusted EURIBOR) plus a margin determined on the basis of the Company’s leverage ratio, which margin is currently 1.250% and determined and adjusted quarterly. The principal balance of the borrowings is due and payable on the maturity date. The Company may make any prepayment without penalty or premium, other than indemnifying lenders for certain losses and expenses incurred as a result of borrowing and/or acquiring deposits to fund the eurocurrency rate loans, provided that such prepayment is applied pro rata to each lender’s ratable share of the borrowings.

The Loan Agreement contains various restrictions and covenants that require the Company to, among other things, limit its leverage ratio as of the end of each fiscal quarter to no more than 3.50 to 1.00, increased to 4.00 to 1.00 following certain material acquisitions. In addition, the Company may not permit its ratio of EBITDA to interest expense to be less than 3.00 to 1.00 as of the end of any fiscal quarter.

The Loan Agreement also contains customary events of default. If an event of default under the Loan Agreement occurs, the administrative agent may terminate the lenders’ commitments and declare any outstanding obligations under the Loan Agreement to be immediately due and payable.

The administrative agent and the financial institutions acting as lenders under the Loan Agreement have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory, or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement (including in connection with the transactions described herein). In addition, the administrative agent and certain of the financial institutions acting as lenders under the Loan Agreement are also lenders under the Company’s $350 million revolving credit facility.

The foregoing description of the Loan Agreement is summary in nature and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

EXHIBIT INDEX

Exhibit Number	Description
10.1	Loan Agreement, dated as of November 7, 2022, among Sensient Technologies Corporation, PNC Bank, National Association, as administrative agent, and the other lenders party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION

By:	/s/ John J. Manning

Name:	John J. Manning

Title:	Senior Vice President, General Counsel, and Secretary

Date:	November 8, 2022